Exhibit 10.1

BEST BUY CO., INC.
CONTINUITY AWARD AGREEMENT
Award Date:

I.	The Award and the Plan.

As of the Award Date set forth above, Best Buy Co., Inc. (“Best Buy”) grants to you, [Name] (a) $[XXX,XXX] (the “Cash Award”); and (b) [# of Shares] of Best Buy common stock (the “Restricted Shares”) on the terms and conditions contained in the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended (the “Plan”), and all on the terms and conditions contained in this Continuity Award Agreement (this “Agreement”). Capitalized terms not defined in the body of this Agreement are defined in the attached Addendum or in the Plan. Except as otherwise stated, all references to “Sections” or "Articles" refer to Sections or Articles of this Agreement.

II.
Terms of Cash Award. If you voluntarily terminate employment with the Company Group before the first anniversary of Best Buy's non-interim Chief Executive Officer being appointed, the Cash Award will be subject to recovery by Best Buy.

III.	Terms of Restricted Share Grant.

3.1.
Time-Based Restricted Shares: Restricted Period. Until your Restricted Shares vest as provided below, they are subject to the restrictions described in Section 3.2 (the "Restrictions") during the period (the “Restricted Period”) beginning on the Award Date and ending three years later. The Restrictions will lapse and the Restricted Shares will become transferable and non-forfeitable in cumulative installments as follows, unless otherwise provided in this Agreement:

Award Date	25%
1st Anniversary of Award Date	25%
2nd Anniversary of Award Date	25%
3rd Anniversary of Award Date	25%

Upon vesting of each 25% installment, the Restricted Shares that have become vested will be delivered to you within 30 days, in the form of either book-entry registration or a stock certificate.

3.2.	Restrictions. The Restricted Shares are subject to forfeiture or recovery at any time pursuant to Article III and, during the Restricted Period, are also subject to the following Restrictions:

(a)	The Restricted Shares are subject to forfeiture to Best Buy as provided in this Agreement and the Plan.

(b)
During the Restricted Period, you may not sell, assign, pledge or otherwise transfer the Restricted Shares (or any interest in or right to the Restricted Shares), other than by will or the laws of descent and distribution, and any such attempted transfer will be void.

3.3.
Effect of Retirement, Disability, Death or other Termination of Employment. Your employment with the Company Group may be terminated by your employer at any time for any reason (with or without advance notice). Subject to the forfeiture provisions of Article IV and the exception in paragraph (d) of this Section 3.3:

(a)
If your employment with the Company Group is terminated by reason of your Qualified Retirement or death, or you become Disabled during the Restricted Period, the Restrictions will lapse and Restricted Shares that are unvested as of the date of termination will become non-forfeitable and transferable.

(b)
If, during the Restricted Period, and within 12 months following a Change in Control, you terminate your employment with the Company Group for Good Reason, the restrictions will lapse and the Restricted Shares will become non-forfeitable and transferable as of the date of such termination.

(c)
If, during the Restricted Period, your employment is terminated by the Company Group for reasons other than Cause, the restrictions will lapse and the Restricted Shares will become non-forfeitable and transferable as of the date of such termination.

(d)
If your employment is terminated during the Restricted Period for any other reason, your rights to all Restricted Shares that are not vested as of the date of termination will be immediately and irrevocably forfeited.

3.4.
Limitation of Rights Regarding Shares. Until issuance of the Restricted Shares, you will not have any rights of a shareholder with respect to the Restricted Shares. Upon issuance of the Restricted Shares, you will, subject to the Restrictions and Article IV, have all of the rights of a shareholder with respect to the Restricted Shares, unless and until the Restricted Shares are forfeited or recovered by Best Buy under this Agreement or the Plan, except that you will not have the right to vote the Restricted Shares during the Restricted Period.

3.5.
Income Taxes. You are liable for any federal and state income or other taxes applicable upon the lapse of the Restrictions on any Restricted Shares, and your subsequent disposition of any Restricted Shares that have become vested; and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the lapse of Restrictions on any Restricted Shares, Best Buy will withhold from those Restricted Shares the number of Shares having a Fair Market Value equal to the amount of all applicable taxes required by Best Buy to be withheld upon the lapse of the Restrictions on those Restricted Shares.

IV.
Restrictive Covenants and Remedies. By accepting this Award, you agree to the restrictions and agreements contained in this Article (the “Restrictive Covenants”); and you agree that the Restrictive Covenants and the remedies described in this Article are reasonable and necessary to protect the legitimate interests of the Company Group, and do not supersede any other restrictive covenants you may also be subject to under other agreement(s).

4.1.
Confidentiality. In consideration of the Award, you acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your employment with the Company Group and thereafter, to maintain the confidentiality of the Company Group's Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.

4.2.
Competitive Activity. During your employment with the Company Group and for one year following the earlier of (i) termination of your employment for any reason whatsoever or (ii) the last scheduled award vesting date, you shall not engage in any Competitive Activity. Because the Company Group's business competes on a global basis, your obligations hereunder shall apply anywhere in the world. In the event that any portion of this Section 4.2 regarding “Competitive Activity” shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

4.3.
Non-Solicitation. During your employment and for one year following the earlier of (i) termination of your employment for any reason whatsoever or (ii) the last scheduled award vesting date, you shall not:

a.	induce or attempt to induce any employee of the Company Group to leave the employ of Company Group, or in any way interfere adversely with the relationship between any such employee and Company Group;

b.
induce or attempt to induce any employee of Company Group to work for, render services to, provide advice to, or supply Confidential Information of Company Group to any third person, firm, or corporation;

c.	employ, or otherwise pay for services rendered by, any employee of Company Group in any business enterprise with which you may be associated, connected or affiliated;

d.
induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Company Group to cease doing business with Company Group, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and Company Group; or

e.
assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by you. In particular, you will not, directly or indirectly, induce any employee of Company Group to carry out any such activity.

4.4.
Non-Disparagement. During your employment and for one year following the earlier of (i) termination of your employment for any reason whatsoever or (ii) the last scheduled award vesting date, you shall not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company Group, its employees, directors, and officers. This prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients.

4.5.
Violation of Restrictive Covenants. In consideration of the terms of the Award, you agree to be bound by the Restrictive Covenants set forth above and agree that, if you violate any provision of the Restrictive Covenants, then, notwithstanding any other provision of this Agreement, (a) the Cash Award will be subject to recovery by Best Buy, (b) any unvested Restricted Shares shall be cancelled and forfeited and any rights thereto shall become null and void; and (c) you shall immediately return to the Company any vested Restricted Shares still under your control and shall promptly reimburse to the Company the fair market value (as measured on the vesting date of Restricted Shares,) of any such Shares that are no longer under your control. In addition, if you violate the Non-Disclosure provision, you may be subject to disciplinary action, up to and including employment termination.

4.6.
Committee Discretion. You may be released from your Restrictive Covenant under this Article IV only if, and to the extent that, the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company Group.

4.7
Recovery Policy. Amounts paid under the Agreement shall be subject to recovery by Best Buy in accordance with and to the maximum extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act. As described in Article II, in addition, if you voluntarily terminate employment with the Company Group before the first anniversary of Best Buy's non-interim Chief Executive Officer being appointed, the Cash Award will be subject to recovery by Best Buy.

4.8
Right of Set-Off. By accepting this Agreement, you consent to a deduction from any amounts any member of the Company Group owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to you by any member of the Company Group), to the extent of the amounts you owe any member of the Company Group under this Section 4.8. Whether or not the Company Group elects to make any set-off in whole or in part, if the Company Group does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to immediately pay the unpaid balance to Best Buy.

4.9
Partial Invalidity. If any portion of this Article IV is determined by any court of competent jurisdiction to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such court in such action. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

4.10
Remedy for Breach. You agree that a breach of any of the Restrictive Covenants would cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company Group for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, you agree that if you breach any Restrictive Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in any arbitration proceeding. You further agree that the duration of the Restrictive Covenant shall be extended by the same amount of time that you are in breach of any Restrictive Covenant.

V.	General Terms and Conditions.

5.1.
Employment and Terms of Plan. This Agreement does not guarantee your continued employment nor alter the right of any member of the Company Group to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

5.2.
Governing Law, Jurisdiction and Venue. This Agreement is governed by, and subject to, the laws of the State of Minnesota, without regard to the conflict of law provisions, as provided in the Plan. You and Best Buy agree that the state and federal courts located in the State of Minnesota shall have personal jurisdiction over the parties to this Agreement, and that the sole venues to adjudicate any dispute arising under this Agreement shall be the District Courts of Hennepin County, State of Minnesota and the United States District Court for the District of Minnesota; and each party waives any argument that any other forum would be more convenient or proper.

5.3.
Costs of Enforcement. In addition to any other remedy to which any member of the Company Group is entitled under this Agreement, you agree that the Company Group shall be entitled to recover from you any and all attorney, expert and consulting fees, costs and disbursements reasonably incurred by the Company Group to enforce any provision of this Agreement, or to otherwise defend itself from any claim brought by you or any of your beneficiaries against any member of the Company Group under any provision of this Agreement.

BEST BUY CO., INC.:                 EMPLOYEE:

By: _______________________________        ________________________________

ADDENDUM TO
BEST BUY CO., INC.
CONTINUITY AWARD AGREEMENT
Award Date:
Capitalized terms not defined in the body of this Agreement are defined in the Plan or, if not defined therein, will have the following meanings:
“Affiliate” is generally defined in the Plan, but will mean, solely for purposes of the definitions of "Change of Control" and "Person" in this Addendum, a company controlled directly or indirectly by Best Buy, where "control" will mean the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party.
"Beneficial Owner" will have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision.
“Cause” for termination of your employment with the Company Group shall, solely for purposes of this Agreement, is deemed to exist if you:

(I)
are charged with, convicted of or enter a plea of guilty or nolo contendere to: (a) a felony, (b) any crime involving moral turpitude, dishonesty, breach of trust or unethical business conduct, or (c) any crime involving the business of the Company Group;

(II)
in the performance of your duties for the Company Group or otherwise to the detriment of the Company Group, engage in: (a) dishonesty that is harmful to the Company Group, monetarily or otherwise, (b) willful or gross misconduct, (c) willful or gross neglect, (d) fraud, (e) misappropriation, (f) embezzlement, or (g) theft;

(III)	disobey the directions of the Board acting within the scope of its authority;

(IV)	fail to comply with the policies or practices of the Company Group;

(V)	fail to devote substantially all of your business time and effort to the Company Group;

(VI)	are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, to have committed any theft, embezzlement, fraud, or other act of dishonesty involving any other person;

(VII)	are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its behalf, to have engaged in a pattern of poor performance;

(VIII)
are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its behalf, to have engaged in conduct that is harmful to the Company Group, monetarily or otherwise;

(IX)	breach any provision of this Agreement (including but not limited to Section 4.1, concerning Confidential Information) or any other agreement between you and any member of the Company Group; or

(X)	engage in any activity intended to benefit any entity at the expense of the Company Group or intended to benefit any competitor of the Company Group.
All determinations and other decisions relating to Cause (as defined above) for termination of your employment shall be within the sole discretion of the Board or any individual or individuals the Board authorizes to act on its behalf; and shall be final, conclusive and binding upon you. In the event that there exists Cause (as defined above) for termination of your employment, the member of the Company Group that employs you may terminate your employment and this Agreement immediately, upon written notification of such termination for Cause, given to you by the Board or any individual or individuals the Board authorizes to act on its behalf. The use of this definition solely for purposes of this Agreement does not change your at will employment status.
A "Change in Control" will be deemed to have occurred solely for purposes of this Agreement, if the conditions set forth in any one of the following paragraphs are satisfied after the Award Date:

(I)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Best Buy or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; or

(II)
individuals who at the Award Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Best Buy) whose appointment or election by the Board or nomination for election by Best Buy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Award Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(III)
there is consummated a merger or consolidation of Best Buy or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of Best Buy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any Affiliate, at least 50% of the combined voting power of the voting securities of Best Buy or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Best Buy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities; or

(IV)
the shareholders of Best Buy approve a plan of complete liquidation of Best Buy or there is consummated an agreement for the sale or disposition by Best Buy of all or substantially all Best Buy's assets, other than a sale or disposition by Best Buy of all or substantially all of Best Buy's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Best Buy in substantially the same proportions as their ownership of Best Buy immediately before such sale; or

(V)	the Board determines in its sole discretion that a change in control of Best Buy has occurred.

(VI)
Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Best Buy immediately before such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Best Buy immediately following such transaction or series of transactions.

“Company Group” will mean, collectively, Best Buy and its Affiliates.
“Competitive Activity” will mean any activities that are competitive with the business conducted by Best Buy or its subsidiaries at or prior to the date of the termination of your employment, all as described in Best Buy's periodic reports filed pursuant to the Securities Exchange Act of 1934 (e.g., Best Buy's Annual Report on Form 10-K) or other comparable publicly disseminated information. Specifically, while not limited to the following, you agree that you will not, directly or indirectly:

(I)
own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 1% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder any company or business that derives more than 25% of its revenue from the Restricted Activities (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities (any of the foregoing, a "Restricted Company") or

(II)
engage or participate as an employee, director, officer, manager, executive, partner, independent contractor, board member, consultant or technical or business advisor (or any foreign equivalents of the foregoing) in the Restricted Activities.

For purposes of this Agreement, the term "Restricted Activities" means the retail, wholesale or commercial sale of consumer electronic products and/or services including vendors who offer their products directly to the consumer, wholesale clubs, home-improvement superstores and web-based alternatives.

“Confidential Information” will mean any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertains to you or other employees of the Company Group); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group. Confidential Information does not include information which is or becomes generally known within the Company Group's industry through no act or omission by you; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.

"Disabled" will mean that you either (a) have qualified for long term disability payments under the long term disability plan of the Company Group member then employing you; or (b) are unable to perform the essential functions of your position (with or without reasonable accommodation) with any such Company Group member due to a physical or mental impairment resulting from your illness, pregnancy (if you are a woman) or injury, and such inability to perform continues for at least six consecutive months. If any such Company Group member does not have a long term disability plan in effect at such time, you will be deemed disabled for the purposes hereof if you would have qualified for long term disability payments under Best Buy's long term disability plan had you then been an employee of Best Buy.

“Good Reason” will mean the occurrence of any of the following events following a Change in Control, except for the occurrence of such an event in connection with your death, the termination of your employment with the Company Group by your employer (or any successor company or affiliated entity then employing you for Cause, or any termination of your employment for Disability:

(I)
the assignment of employment duties or responsibilities that are not substantially comparable or greater in responsibility and status to the employment duties and responsibilities held by you immediately before the Change in Control;

(II)	a material reduction in your base salary as in effect immediately before the Change in Control; or

(III)
being required to work in a location more than 50 miles from your office location immediately before the Change in Control, except for requirements of temporary travel on the Company Group's business to an extent substantially consistent with your business travel obligations immediately before the Change in Control.

"Person" is generally defined in the Plan, but solely for purposes of the definition of "Change of Control" in this Addendum, will have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term will not include (i) Best Buy or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Best Buy in substantially the same proportions as their ownership of stock of Best Buy.
"Qualified Retirement" will mean any termination of your employment with the Company Group that occurs on or after your 60th birthday, at a time when no member of the Company Group is entitled to discharge you for Cause, so long as you have served the Company Group continuously for at least the five-year period immediately preceding that termination.